Exhibit 99.1

STATE OF CONNECTICUT

PUBLIC UTILITIES REGULATORY AUTHORITY

JOINT APPLICATION OF IBERDROLA, S.A., IBERDROLA USA, INC., IBERDROLA USA NETWORKS, INC., GREEN MERGER SUB, INC. AND UIL HOLDINGS CORPORATION FOR APPROVAL OF A CHANGE OF CONTROL	: : : : :	Docket No. 15-07-38 September 18, 2015

SETTLEMENT AGREEMENT

WHEREAS, this Settlement Agreement is entered into by and between Iberdrola USA Networks, Inc. (“Networks”), Iberdrola USA, Inc. (“IUSA”), Iberdrola, S.A. (“Iberdrola” and collectively with Networks and IUSA, the “IUSA Affiliates”), Green Merger Sub, Inc. (“Merger Sub”) and UIL Holdings Corporation (“UIL” and collectively with the IUSA Affiliates and Merger Sub, the “Applicants”) and Elin Swanson Katz, Consumer Counsel, on behalf of the State of Connecticut, Office of Consumer Counsel (“OCC” and collectively with the Applicants the “Settling Parties”), in connection with the application filed by the Applicants on July 31, 2015 (“Application”) for approval of a transaction that, if approved, would result in a change in control of UIL (“Proposed Transaction”) pending before the Public Utilities Regulatory Authority (“Authority”) in the above-referenced docket;

WHEREAS, the Applicants filed their Application for approval of the Proposed Transaction with the Authority, and the Settling Parties subsequently have engaged in discovery, hearings and negotiations concerning the Application, the Proposed Transaction and the matters addressed in this Settlement Agreement;

WHEREAS, the Settling Parties have discussed various matters related to the Application and Proposed Transaction, and wish to resolve those issues on mutually agreeable terms, and without establishing any precedent or principles applicable to any other proceedings; and

WHEREAS, it is the policy of the Authority, consistent with Conn. Gen. Stat. §16-19jj, to encourage the use of settlements to resolve contested cases and proceedings.

NOW THEREFORE, in consideration of the exchange of promises and covenants herein contained, the legal sufficiency of which is hereby acknowledged, the Settling Parties agree, subject to approval by the Authority, as follows:

AUTHORITY APPROVAL

1.	Merger Approval – The Settling Parties agree that the Proposed Transaction, as supplemented, modified or superseded by this Settlement Agreement, is consistent with Connecticut law and the public interest and should be approved by the Authority without additional conditions. This Settlement Agreement is contingent upon the Authority’s approval of this Settlement Agreement.

MERGER-RELATED DIRECT ECONOMIC BENEFITS

2.	Customer Rate Credits – The Applicants will provide $20 million in customer rate credits in the aggregate to customers of The United Illuminating Company (“UI”), Connecticut Natural Gas Corporation (“CNG”) and The Southern Connecticut Gas Company (“SCG” and collectively with CNG and UI, the “UIL Utilities”) in the first year following the closing.

a.	OCC recommends the following approach for allocating the $20 million among the three UIL Utilities: A one-time, $20 million rate credit to customers will be allocated to UI, SCG and CNG based on the total number of retail customers at each utility in proportion to the total number of retail customers of the three UIL Utilities. Each Company’s rate credit will be allocated to firm retail customer classes (i.e., residential, commercial and industrial) based upon their proportional share of the monthly customer charges, and will appear on the bill as a uniform dollar amount credit for each separate customer class as a separate line item, along with an explanatory bill message. All customers within a retail customer class shall receive the same rate credit dollar amount. The rate credits will be applied to billing cycles in or before the third full billing month following the closing of the Proposed Transaction.

3.	Additional Ratepayer Benefits for CNG Customers – The Applicants will provide $12.5 million in rate credits to customers of CNG over the ten-year period of 2018-2027 ($1.25 million per year).

4.	Additional Ratepayer Benefits for SCG Customers – The Applicants will provide the following benefits to customers of SCG:

a.	$1.6 million in ratepayer savings associated with doubling SCG’s bare steel/cast iron main replacement (from $11 million per year to $22 million per year) over a three-year period without seeking recovery until the next SCG rate case.

b.	$7.5 million in rate credits over the ten-year period of 2018-2027 ($0.75 million per year).

5.	Base Rate Freezes – The Applicants commit to distribution base rate freezes for the UIL Utilities, which will result in significant customer savings. Specifically:

a.	UI’s current distribution base rates will remain with no new distribution base rates in effect before at least January 1, 2017; and

b.	CNG’s and SCG’s respective current distribution base rates will remain with no new distribution base rates in effect before at least January 1, 2018.

6.	Clean Energy Fund – The Applicants will provide $2 million per year for a three-year period following closing to the State of Connecticut Department of Energy and Environmental Protection (“DEEP”) to be used to stimulate public and private investment in energy efficiency, renewable generation, storage, alternative transportation, electric vehicles and other clean technologies.

7.	Storm Resiliency – Within 6 months after closing, UI will submit a multi-year plan and cost recovery mechanism to the Authority for spending on additional distribution system resiliency. The program will be subject to the Authority’s review and approval. Subject to such approval, UI commits that all investment will be made in a timeframe approved by the Authority. UI will commit to seeking the following rate treatment for the first $50 million in such spending: UI will be allowed to recover the revenue requirements associated with the investment through the system benefits charge, federal mandated congestion charge or similar mechanism, but for the period of two years following completion of the investment, for the equity portion of the investment, UI will not recover the difference between (a) the cost of equity and (b) the cost of debt, which will result in an estimated UI customer benefit of $5 million.

8.	Customer Disaster Relief – The Applicants commit to provide $1 million for disaster relief needs for Connecticut residents through entities such as the Connecticut Coordinated Assistance and Recovery Endowment (CT CARE).

9.	Charitable Contributions – UIL and the UIL Utilities will maintain their current charitable giving and corporate philanthropy programs for at least four years (based upon historical annual contribution levels of between $500,000 to $800,000).

10.	Hirings – During the three years following closing, the Applicants commit to hire 150 people in the State of Connecticut (to the extent such people are hired as contractors, such contracts will be multi-year).

11.	English Station – UI has signed a Proposed Partial Consent Order (“Consent Order”) that, when approved by the Commissioner of DEEP and subject to the closing of the Proposed Transaction and other terms and conditions in the Consent Order, requires UI to investigate and remediate certain environmental conditions within the perimeter of the English Station site. To the extent that the investigation and remediation is less than $30 million, UI will remit to the State of Connecticut the difference between such costs and $30 million for a public purpose as determined in the discretion of the Governor, the AG, and the Commissioner of DEEP. The remediation will benefit the City of New Haven, and will further the State’s broader goals of revitalizing contaminated sites. Accordingly, this would provide a public interest benefit estimated at $30 million.

12.	Litigation –

a.	OCC will withdraw its appeal of Docket No. 13-06-08 upon the expiration of the time period for appeal of the order approving the settlement agreement if no appeal has been taken, or such earlier date as all docket participants agree that no appeal will be taken. The Authority will issue a supplemental decision in Docket No. 13-06-08 to remove the requirement that CNG file a private letter ruling request by CNG with the Internal Revenue Service as all issues have been resolved.

b.	UI will withdraw its appeals of Docket Nos. 99-03-35RE20 and 14-02-01 upon the expiration of the time period for appeal of the order approving the settlement agreement if no appeal has been taken, or such earlier date as all docket participants agree that no appeal will be taken.

c.	The Authority’s approval of this Settlement Agreement shall resolve all issues related to the transaction approved by the Authority in Docket No. 10-07-09.

CUSTOMER SERVICE QUALITY BENEFITS

13.	Customer Service Quality – The UIL Utilities will improve the following customer service metrics by 5% by the end of the third calendar year following closing: (a) average answering times; (b) % abandoned calls; and (c) % appointments met. In the event that such commitments are not met, the Authority will hold a regulatory proceeding and determine any penalties to be imposed.

14.	Safety and Reliability Quality – The Applicants will maintain the high level of safety and reliability (determined as the average of the four preceding calendar years) as measured by SAIDI and SAIFI for UI and by gas leak response and third party damage for SCG and CNG. In the event that such commitments are not met, the Authority will hold a regulatory proceeding and determine any penalties to be imposed.

MAINTAINING LOCAL MANAGEMENT

15.	Local Management –

a.	There will be no changes to the day-to-day management and operation of the UIL Utilities as a result of the Proposed Transaction.

b.	The UIL Utilities will retain their current authority and decision-making.

c.	There will be no reductions to any of the Grants of Authority currently in effect for UIL and the UIL Utilities.

d.	A new management position will be created, the President of Connecticut Operations, who will come from the existing management team of UIL or the UIL Utilities.

e.	The President of Connecticut Operations will be headquartered in Connecticut, along with people involved in the management of UIL and the UIL Utilities (regardless of the entity at which they will ultimately be employed).

f.	There will be no involuntary terminations, except for cause or performance, in the State of Connecticut for at least three years after closing.

g.	A Connecticut resident will be named to the Networks board of directors. This person will be an independent (i.e., non-management) director.

h.	The Applicants will support a management audit of any of the UIL Utilities following closing of the Proposed Transaction and note that any such audits may be most useful if initiated following the integration of the UIL Utilities, or shortly before the end of the second year following closing of the Proposed Transaction.

i.	The Applicants commit to include the service territories of the UIL Utilities in the group of locations where meetings of IUSA’s and Networks’ boards of directors and management are held.

j.	The Applicants commit that the interests of UI and the State of Connecticut will be given substantial consideration in the ISO-NE stakeholder processes. Either the Applicants’ member or alternate on the NEPOOL Participants Committee will be from the State of Connecticut.

k.	IUSA intends to maintain its ownership of UIL and the UIL Utilities and is committed to the State of Connecticut. The Applicants have no plans to sell the UIL Utilities and acknowledge that any such sale in the future would require approval by the Authority.

RING-FENCING MEASURES AND

ADDITIONAL LOCAL MANAGEMENT COMMITMENTS

16.

Special Purpose Entity – Following the consummation of the Proposed Transaction, the Applicants will create a tax neutral special purpose entity (“SPE”) that is a direct, wholly-owned subsidiary of Networks. The SPE will have four directors appointed by IUSA. One of the four SPE directors will be an independent director, who will be an employee of an administration company in the business of protecting SPEs, and must meet the other independence criteria set forth in the SPE governing documents. One other director will be appointed from among the officers or employees of UIL or a UIL subsidiary. The other two SPE directors may be officers or employees of IUSA or its affiliates, including UIL and its subsidiaries. The SPE will directly own 100% of the ownership interests in

UIL and function as the intermediate holding company separating UIL and its subsidiaries, including the UIL Utilities, from the IUSA Affiliates. The SPE will operate so as to provide protection to UIL and the UIL Utilities from bankruptcy proceedings of the IUSA Affiliates. The SPE will have no other operational functions, and none of the cost of establishing, operating or modifying the SPE will be recovered from the UIL Utilities’ customers.

17.	Separate Corporate Existence – At all times, the SPE will maintain its separate existence as a separate corporate subsidiary of Networks, UIL will maintain its separate existence as a separate corporate subsidiary of the SPE, and each of the UIL Utilities will maintain their separate existences as separate corporate subsidiaries of UIL with their separate utility franchises, obligations and privileges. At all times, each of UIL and the UIL Utilities will hold themselves out as an entity separate from its affiliates, will conduct business in its own name through its duly authorized directors and officers, comply with all organizational formalities to maintain its separate existence and shall use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity.

18.	Separate Books and Records; Authority Access to Books and Records – UIL, the UIL Utilities and the SPE will each maintain separate books, records, bank accounts and financial statements reflecting its separate assets and liabilities. Upon request, the Applicants agree to provide the Authority and its Staff and OCC access in the State of Connecticut to UIL’s and the UIL Utilities’ original books and records as maintained in the ordinary course of business within twenty working days after such request.

19.	No Cross-Default – None of the UIL Utilities will include a condition in their debt agreements that would cause a default as a result of the default of an affiliate’s debt, other than the existing limited provisions (or similar successor provisions) as required by bondholders related to ERISA compliance.

20.	Arm’s-Length Relationships – UIL, the UIL Utilities and the SPE will maintain arm’s-length relationships with each of their affiliates and observe all necessary, appropriate, and customary company formalities in their dealings with their affiliates.

21.	No Commingling of Funds – The SPE will not commingle its funds or other assets with the funds or other assets of any other entity and shall not maintain any funds or other assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual funds or other assets from those of its owners or any other person.

22.	Separate Debt/Preferred Stock – Each of the UIL Utilities will maintain separate debt, and, for CNG, separate preferred stock, so that none will be responsible for the debts or preferred stock of affiliated companies.

23.

No Assumption of Debt – With respect to any acquisition by any affiliated companies, none of UIL or the UIL Utilities will incur or assume any debt, including the provision of guarantees, pledges or collateral support. UIL and its operating utilities will not incur or assume any debt, including the provision of guarantees or collateral support, related to this merger or any future IUSA or Iberdrola acquisition. The SPE will not incur or assume any debt, including the provision of guarantees, pledges or collateral support, unless otherwise approved by the Authority.

24.	Money Pools – The UIL Utilities may only participate in money pools where the other participants in such money pools are other regulated utility affiliates in the United States unless otherwise authorized by the Authority. Notwithstanding the foregoing, UIL may participate in such money pool as a lender but not as a borrower.

25.	Registration with Credit Rating Agencies – Each of IUSA and the UIL Utilities shall register with at least two out of the three major nationally and internationally recognized bond rating agencies, such as Standard & Poor’s, Moody’s Investor Service, and Fitch Ratings, and intend to maintain at least an investment grade credit rating.

26.	Rating Agency Presentations – Copies of all presentations made to credit rating agencies by IUSA or any of its affiliates that relate to UIL or the UIL Utilities must be provided, within ten business days of the presentation, to the Authority’s Staff and OCC on a continuing basis, subject to appropriate confidentiality protections including a protective order.

27.	Internal Corporate Reorganization – IUSA shall not engage in an internal corporate reorganization relating to UIL, the UIL Utilities or the SPE for which the Authority’s approval is not required without 90 days prior written notification to the Authority. Such notification shall include: (a) an opinion of reputable bankruptcy counsel that the reorganization does not impact the effectiveness of UIL’s existing ring-fencing; or (b) a letter from reputable bankruptcy counsel describing what changes to the ring-fencing would be required to ensure UIL is at least as effectively ring-fenced following the reorganization and a letter from IUSA committing to obtain a new non-consolidation option before the reorganization and to take any further steps necessary to obtain such an opinion. None of IUSA or its affiliates will object if the Authority elects to open an investigation into the matter if the Authority deems it appropriate. Notwithstanding the above language in this Paragraph, the Applicants shall not alter the ring-fencing plan described in these ring-fencing requirements without first obtaining approval in a written order from the Authority.

28.	GAAP – The SPE and UIL will comply with U.S. generally accepted accounting principles (“GAAP”) in all material respects (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments) in all financial statements and reports required of it and issue such financial statements and reports separately from any financial statements or reports prepared for its affiliates; provided, however, that such financial statements or reports may be consolidated with those of its affiliates if the separate existence of UIL and its assets and liabilities are clearly noted therein.

29.

Independent Board Members – Networks will have a board of directors consisting of seven or more people. At least three of the members of the Networks board must be independent (as defined by New York Stock Exchange rules). At least one of the independent directors will be a Connecticut resident. UIL’s seven-member Board of Directors will include one director from the electric utility in Connecticut and one director from one of the gas utilities in Connecticut. The UIL Board of Directors will select the Board of Directors of the three regulated operating utilities, and those boards will choose the officers of each operating company.

30.	Golden Share –

a.	The SPE will issue a non-economic interest (a “Golden Share”) in the SPE to an administration company in the business of protecting special purpose entities and separate from the administration company retained to provide the person to serve as the independent director for the SPE. The holder of the SPE’s Golden Share will have the right to vote on matters specified in the SPE governing documents, as described in this Paragraph.

b.	A voluntary petition for bankruptcy by the SPE will require the affirmative consent of the holder of the Golden Share as well as the affirmative vote of the SPE’s board of directors, including the vote of the independent director on the SPE’s board of directors. A voluntary petition for bankruptcy by UIL will require the affirmative consent of the holder of the Golden Share, the unanimous vote of the SPE’s board of directors (including the independent director), and the unanimous vote of UIL’s board of directors. A voluntary petition for bankruptcy for any of UIL’s subsidiaries will require the unanimous vote of the UIL board of directors and the unanimous vote of the board of directors of the relevant UIL subsidiary.

c.	Any amendment to the organizational documents of the SPE that would remove or alter the voting or other ring-fencing requirements set forth in this document will require the affirmative vote of the SPE’s board of directors and the affirmative consent of the holder of the Golden Share.

31.	Non-consolidation Opinion – IUSA will obtain a legal opinion in customary form and substance, to the effect that, as a result of the ring-fencing measures it has implemented for UIL and its subsidiaries, a bankruptcy court would not consolidate the assets and liabilities of the SPE with those of IUSA, in the event of an IUSA bankruptcy, or the assets and liabilities of UIL or its subsidiaries with those of either the SPE or IUSA, in the event of a bankruptcy of the SPE or IUSA. In the event that such opinion cannot be obtained, IUSA will promptly implement such measures as are required to obtain such opinion.

32.	SPE and Non-consolidation Opinion Costs – None of the cost of establishing, operating, or modifying the SPE will be borne by UIL or the UIL Utilities or the customers of the UIL Utilities. The cost of obtaining the opinion of legal counsel referred to in Paragraph 31 (or any future opinion) will not be borne by UIL or the customers of the UIL Utilities.

33.	Minimum Common Equity Ratio – Each of the UIL Utilities is permitted to pay dividends in any year up to an amount equal to the sum of: (i) income available for common dividends generated in that year; (ii) the cumulative amount of retained earnings accrued in prior years starting with the closing date of this Proposed Transaction; and (iii) that portion of paid-in capital that was recorded on their respective books as unappropriated retained earnings, unappropriated undistributed earnings, and accumulated other comprehensive income immediately prior to the closing date of the Proposed Transaction, to the extent that those earnings have not already been paid out as dividends in years following the closing date of the Proposed Transaction; however, no dividends may be paid by a UIL Utility if payment would result in that UIL Utility being unable to maintain a minimum common equity percentage in its capital structure that is no lower than 300 basis points (3%) below the equity percentage used to set rates in the UIL Utility’s most recent distribution rate proceeding (measured using a trailing 13-month average calculated as of the most recent quarter end), exclusive of goodwill. In addition to the aforesaid 300 basis point limitation, for the first six months after the closing date of the Proposed Transaction, a UIL Utility is precluded from paying dividends in excess of $10 million that is funded from paid-in capital. Isolated events, such as mandated changes in accounting, that temporarily affect equity will be reported to the Authority and excluded from the common equity ratio calculation. This minimum equity ratio requirement will not have any impact on the Authority’s right to establish equity ratios used for ratemaking purposes in future rate cases, and all parties as well as the Authority’s Staff shall retain all rights to take positions, submit evidence and make arguments in those future rate cases about the appropriate equity levels for ratemaking purposes.

34.	Limitations on Dividends –

a.	No UIL Utility shall make any distribution to its parent if the UIL Utility’s corporate issuer or senior unsecured credit rating, or its equivalent, is rated by any of the three major credit rating agencies below investment grade.

b.	No UIL Utility shall issue any dividend to its parent if such UIL Utility’s corporate issuer or senior unsecured credit rating, or its equivalent, falls to the lowest investment grade rating and there is a negative watch or review downgrade notice for the company as determined by two of the three major credit rating agencies or, alternatively, if such credit rating falls below investment grade without such notice (“Ratings Event”). The UIL Utilities retain the right to petition the Authority for the ability to issue a dividend if such a Ratings Event occurs. This restriction will end when the Ratings Event ends, such that the relevant credit rating is restored, the negative watch or review notice is removed with no negative action taken, or the Authority or its designee specifically approves the payment of dividends or transfer of items of value.

c.

Each UIL Utility shall file with the Authority an officer’s certificate twice a year certifying that for that six-month period, each payment of a dividend, the calculations that it used to determine the equity level at the time the board of directors considered payment of the dividend and the calculations to demonstrate that the common equity ratio immediately after the dividend payment did not fall below the Minimum Common Equity Ratio defined in Paragraph 33 above, as equity levels are calculated under the ratemaking precedents of the Authority. The calculations used by each UIL Utility will also be filed with the officer’s certificate.

35.	Ratings Event – If a Ratings Event described in Paragraph 34 occurs with respect to a UIL Utility:

a.	The company affected by that Ratings Event may not transfer, lease, or lend any moneys, assets, rights, or other items of value to any affiliate without first obtaining the Authority’s approval. These provisions exclude payments for goods, services, and assets related to reasonable commitments made 180 days or more before the Ratings Event, routine transactions required in the regular course of business pursuant to contracts or other arrangements in existence 180 days or more before the Ratings Event, corporate taxes, and payments, if not accelerated, of principal or interest on loans.

b.	The UIL Utility affected by that Ratings Event must file a plan with the Authority within 60 days explaining the actions that are planned to address and rectify the situation.

36.	UIL Senior Management – UIL senior management will continue to establish priorities and respond to local conditions as it does today. UIL will continue to have the authority and responsibility to provide input into the development of the UIL Utilities’ capital and operating and maintenance expense budgets and implement the approved budgets. While the UIL Utilities’ budgets will be reviewed by Networks, they must also be approved by the UIL board of directors.

37.	Access to Senior Management – As a member of the IUSA management team, UIL will meet with the IUSA CEO at least monthly and have direct and frequent access to him and other members of IUSA’s senior management team.

38.	Connecticut Operations – The UIL Utilities will continue to operate within the State of Connecticut as public utilities subject to the continuing jurisdiction of the Authority pursuant to the State of Connecticut’s applicable statutes regulating public utilities, and without any reduction in the Authority’s existing oversight or authority over the UIL Utilities.

39.	Corporate Governance Principles and Delegation of Authority – The authority and responsibility delegated to local management will be clearly delineated in formal, written documents including a statement of Corporate Governance Principles and a Delegation of Authority (“DOA”). The DOA will demarcate, among other things, levels of expenditures and defined categories of decisions that can be authorized solely by the management of UIL and its regulated operating utilities with utility Board of Directors’ approval. UIL’s existing Grants of Authority document satisfies this DOA commitment. The references to the “Board” in UIL’s Grants of Authority mean UIL’s Board of Directors. After closing, UIL’s Board of Directors will ratify the existing Grants of Authority.

40.	Board and Shareholder Meetings – IUSA’s Board of Directors will include the UIL Utilities’ service territories among the regular locations of IUSA’s board and shareholder meetings.

41.	Management Meetings – IUSA and Networks will include the UIL Utilities’ service territories among the locations of their regular periodic management meetings.

42.	Delegations of Authority – Delegations of authority will be established setting forth the authorizations of officers of UIL and its utility subsidiaries to act on behalf of UIL and its utility subsidiaries without further authorization from Networks or IUSA. The proposed delegations of authority for UIL and its utility subsidiaries will be set forth in that document. The delegations of authority for the regulated subsidiaries adopted by UIL will not be amended to reduce authorization levels of the regulated subsidiaries officers without prior notice to the Authority.

43.	SPE’s Title to Real and Personal Property – The SPE shall ensure that title to all real and personal property acquired by it is acquired, held and conveyed in its name.

44.	Timing, Implementation and Review – The Applicants agree to implement the commitments set out above within 180 days of the consummation of the Proposed Transaction and will not modify or terminate any such commitments without first obtaining the Authority’s approval. Ten years after the closing of the Merger, the Applicants shall have the right to review the provisions contained in this document, and to make a filing with the Authority requesting authority to modify or terminate those provisions. Notwithstanding such right, Applicants agree not to proceed with any such modification or termination without first obtaining the Authority’s approval in a written order. The Applicants recognize that the Authority at any time may initiate its own review or investigation regarding ring-fencing measures (or upon petition by any party) and order modifications that it deems to be appropriate, in the public interest and in the best interest of the UIL Utilities’ customers.

45.	Annual Compliance Report – UIL will file with the Authority an annual compliance report with respect to the ring-fencing and other requirements certified by an executive thereof under penalty of perjury.

46.	Officer’s Certificate – At the time the SPE is formed and every year thereafter, UIL shall provide the Authority with a certificate from an officer of IUSA certifying that: (a) IUSA shall maintain the requisite legal separateness in the corporate reorganization structure; (b) the organization structure serves important business purposes for IUSA; and (c) UIL and its regulated subsidiaries will be kept separate to avoid substantive consolidation of UIL or its regulated subsidiaries with Networks or IUSA.

47.	Tracking Mechanisms – UIL and the UIL Utilities will create internal tracking mechanisms to ensure compliance with these ring-fencing requirements and file with the Authority an annual compliance report with respect to such ring-fencing requirements.

AUTHORITY APPROVAL AND OTHER CONDITIONS

48.	Settlement Approval – The Settling Parties assert that, if the Authority does not approve this Settlement Agreement in its entirety this filing shall be deemed to be withdrawn and shall not constitute a part of the record in any proceeding or used for any other purpose. If the Authority does not so approve this Settlement Agreement, the Settling Parties reserve their respective rights to pursue approval of the Application and/or their respective positions thereon as if this Settlement Agreement never existed.

49.	The provisions of this Settlement Agreement are not severable. This Settlement Agreement is conditioned on its full approval by the Authority without additional conditions or requirements.

50.	If, for any reason, the Proposed Transaction is not consummated, the terms of this Settlement Agreement shall be null and void and no longer apply even if already approved by the Authority subject to the terms set forth herein.

51.	This Settlement Agreement shall not be deemed in any respect to constitute an admission by any party that any allegation or contention in this proceeding is true or false. Except as specified in this Settlement Agreement to accomplish the customer benefit intended by this Settlement Agreement, the entry of an order by the Authority approving the Settlement Agreement shall not in any respect constitute a determination by the Authority as to the merits of any other issue raised in this proceeding.

52.	The making of this Settlement Agreement establishes no principles and shall not be deemed to foreclose any party from making any contention in any proceeding or investigation, except as to those issues and proceedings that are resolved and terminated by approval of this Settlement Agreement.

53.	This Settlement Agreement is the product of settlement negotiations. The Settling Parties agree that the content of those negotiations (including any workpapers or documents produced in connection with the negotiations) are confidential, that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion, and, except to enforce rights related to this Settlement Agreement, comply with the Connecticut Freedom of Information Act or defend against claims made under this Settlement Agreement, that they will not use the content of those negotiations in any manner in these or other proceedings involving one or more of the parties to this Settlement Agreement, or otherwise.

54.	Any number of counterparts of this Settlement Agreement may be executed, and each shall have the same force and effect as an original instrument, as if all the parties to all the counterparts had signed the same instrument.

The signatures listed below represent that they are authorized on behalf of their principals to enter into this Settlement Agreement.

OFFICE OF CONSUMER COUNSEL		IBERDROLA, S.A. IBERDROLA USA, INC. IBERDROLA USA NETWORKS, INC. GREEN MERGER SUB, INC.

By:	/s/ Elin Swanson Katz	By:	/s/ David L. Schwartz
	Elin Swanson Katz Consumer Counsel Office of Consumer Counsel Ten Franklin Square New Britain, CT 06051		David L. Schwartz Latham & Watkins LLP 555 11th Street NW, Suite 1000 Washington, DC 20004 Counsel for Iberdrola, S.A., Iberdrola USA, Inc., Iberdrola USA Networks, Inc. and Green Merger Sub, Inc.

UIL HOLDINGS CORPORATION

		By:	/s/ Linda L. Randell
Linda L. Randell Senior Vice President and General Counsel UIL Holdings Corporation 157 Church Street New Haven, CT 06510

Date: September 18, 2015